RIDER FOR TERM INSURANCE BENEFIT
ON LIFE OF INSURED-DECREASING AMOUNT AFTER THREE YEARS
Read the list of Supplementary Benefits on the Contract Data page(s).
This Benefit is a part of this contract only if it is listed there.

Benefit -We will pay an amount under this Benefit if we receive due proof that the Insured died (1) in the term period for the Benefit; and (2) while this contract is in force and not in default beyond the last day of the grace period. Any proceeds under this contract that may arise from the lnsured's death will include this amount. But our payment is subject to all the provisions of the Benefit and of the rest of this contract.

We will use the table below to compute the amount we will pay. We show the Initial Amount of Term Insurance under this Benefit on the Contract Data page(s). We also show the term period for the Benefit there. It starts on the contract date, which we show on the first page. The anniversary at the end of the term period is pan of that period.

TABLE OF AMOUNTS OF INSURANCE

Amounts Payable -We show here the amount we will pay, based on the Insured's issue age, for each $1,000 of Initial Amount of Term Insurance if death occurs in the contract year ending with the anniversary shown.

ISSUE AGE
ANNIVERSARY	18	19	20	21	22	23	24	25	26	27	28
1	$1000	$1000	$1000	$1000	$1000	$1000	$1000	$1000	$1000	$1000	$1000
2	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000
3	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000
4	978	977	977	976	976	975	974	974	973	972	971
5	956	965	953	952	951	950	949	947	946	944	943
6	933	932	930	929	927	925	923	921	919	917	914
7	911	909	907	905	902	900	897	895	892	889	886
8	889	886	884	881	878	875	872	868	865	861	857
9	867	864	860	857	854	850	846	842	838	833	829
10	844	841	837	833	829	825	821	816	811	806	800
11	822	818	814	810	805	800	796	789	784	778	771
12	800	795	791	786	780	775	769	763	757	750	743
13	778	773	767	762	756	750	744	737	730	722	714
14	756	750	744	738	732	725	718	710	703	694	686
15	733	727	721	714	707	700	692	684	676	667	657
16	711	705	698	690	683	675	667	658	649	639	629
17	689	682	674	667	659	650	641	632	622	611	600
18	667	659	651	643	634	625	615	605	595	583	571
19	644	636	628	619	610	600	590	579	568	556	543
20	622	614	605	595	585	575	564	553	540	528	514
21	600	591	581	571	561	550	538	526	513	500	486
22	578	568	558	548	537	525	513	500	486	472	457
23	556	545	535	524	512	500	487	474	459	444	429
24	533	523	512	500	488	475	462	447	432	417	400
25	511	500	488	476	463	450	436	421	405	389	371
26	489	477	465	452	439	425	410	395	378	361	343
27	467	454	442	429	415	400	385	368	351	333	314
28	445	432	419	405	390	375	359	342	324	306	286
29	422	409	395	381	366	350	333	316	297	278	257
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30	400	386	372	357	341	325	308	289	270	250	229
31	378	364	349	333	317	300	282	263	243	222	200
32	356	341	325	310	293	275	256	237	216	200	200
33	333	318	302	286	268	250	231	210	200	200	200
34	311	295	279	262	244	225	205	200	200	200	200
35	289	273	256	238	220	200	200	200	200	200	200
36	267	250	232	214	200	200	200	200	200	200	200
37	245	227	209	200	200	200	200	200	200	200	200
38	222	204	200	200	200	200	200	200	200	200	*
39	200	200	200	200	200	200	200	200	200	*
40	200	200	200	200	200	200	200	200	*
41	200	200	200	200	200	200	200	*
42	200	200	200	200	200	200	*
43	200	200	200	200	200	*
44	200	200	200	200	*
45	200	200	200	*
46	200	200	*
47	200	*				*NO AMOUNT PAYABLE IF DEATH OCCURS IN THIS
	*					CONTRACT YEAR OR ANY LATER CONTRACT YEAR.

ISSUE AGE
ANNIVERSARY	29	30	31	32	33	34	35	36	37	38	39	40	41	42
1	$1000	$1000	$1000	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000
2	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000
3	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000
4	971	970	969	968	967	966	964	963	962	960	958	957	955	952
5	941	939	938	935	933	931	929	926	923	920	917	913	909	905
6	912	909	906	903	900	897	893	889	885	880	875	870	864	857
7	882	879	875	871	867	862	857	852	846	840	833	826	818	810
8	853	849	844	839	833	828	821	815	888	800	792	783	773	762
9	824	818	813	806	800	793	786	778	769	760	750	739	727	714
10	794	788	781	774	767	759	750	741	731	720	708	696	682	667
11	765	758	750	742	733	724	714	704	692	680	667	652	636	619
12	735	727	719	710	700	690	679	667	654	640	625	609	691	571
13	706	697	688	677	667	655	643	630	615	600	583	565	546	524
14	676	667	656	645	633	621	607	593	577	560	542	522	500	476
15	647	636	625	613	600	586	571	556	538	520	500	478	455	429
16	618	606	594	581	567	552	536	518	500	480	458	435	409	381
17	588	576	563	548	533	517	500	481	462	440	417	391	364	333
18	559	546	531	516	500	483	464	444	423	400	375	348	318	286
19	529	515	500	484	467	448	429	407	385	360	333	304	273	238
20	500	485	469	452	433	414	393	370	346	320	292	261	227	200
21	471	455	438	419	400	379	357	333	308	280	250	217	200	200
22	441	424	406	387	367	345	322	296	269	240	208	200	200	200
23	412	394	375	355	333	310	286	259	231	200	200	200	200	200
24	382	364	344	323	300	276	250	222	200	200	200	200	200	*
25	353	333	313	290	267	241	214	200	200	200	200	200	*
26	324	303	281	258	233	207	200	200	200	200	200	*
27	294	273	250	226	200	200	200	200	200	200	*
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28	265	243	219	200	200	200	200	200	200	*
29	235	212	200	200	200	200	200	200	*
30	206	200	200	200	200	200	200	*
31	200	200	200	200	200	200	*
32	200	200	200	200	200	*
33	200	200	200	200	*
34	200	200	200	*
35	200	200	*
36	200	*				*NO AMOUNT PAYABLE IF DEATH OCCURS IN THIS
						CONTRACT YEAR OR ANY LATER CONTRACT YEAR.

ISSUE AGE
ANNIVERSARY	43	44	45	46	47	48	49	50	51	52	53	54	55
1	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000
2	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000
3	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000	1000
4	950	947	944	941	938	933	929	923	917	909	900	889	875
5	900	895	889	882	875	867	857	846	833	818	800	778	750
6	850	842	833	824	813	800	786	769	750	727	700	667	625
7	800	789	778	765	750	733	714	692	667	636	600	556	500
8	750	737	722	706	688	667	643	615	583	545	500	444	375
9	700	684	667	647	625	600	571	538	500	455	400	333	250
10	650	632	611	588	563	533	500	462	417	364	300	222	200
11	600	579	556	529	500	467	429	385	333	273	200	200	*
12	550	526	500	471	438	400	357	308	250	200	200	*
13	500	474	444	412	375	333	286	231	200	200	*
14	450	421	389	353	313	267	214	200	200	*
15	400	368	333	294	250	200	200	200	*
16	350	316	278	235	200	200	200	*
17	300	263	220	200	200	200	*
18	250	211	200	200	200	*
19	200	200	200	200	*
20	200	200	200	*
21	200	200	*				*NO AMOUNT PAYABLE IF DEATH OCCURS IN THIS
22	200	*					CONTRACT YEAR OR ANY LATER CONTRACT YEAR.
	*

CONVERSION TO ANOTHER PLAN OF INSURANCE

Right to Convert -You may be able to exchange this Benefit fa a new contract of life insurance on the Insured's life in either this company a The Prudential Insurance Company of America. in any of these paragraphs, when we use the phrase the company we mean whichever of these companies may issue the new contract. And where we use the phrase new contract we mean the contract fa which the Benefit may be exchanged. You will not have to prove that the Insured is insurable.

Conditions -Your right to make this exchange is subject to all these conditions: (1) The amount we would have paid under this Benefit if the Insured had died just before the contract date of the new contract must be large enough to meet the minimum fa a new contract, as we describe under Contract Specifications. (2) You must ask fa the exchange in writing and in a form that meets our needs. (3) You
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must send this contract to us to be endorsed. (4) We must have your request and the contract at our Service Office while the Benefit is in face and at least five years before the end of its term period.

The new contract will not take effect unless the premium fa it is paid while the Insured is living and within 31 days after its contract date. if the premium is paid as we state, it will be deemed that: (1) the insurance under the new contract took effect on its contract date; and (2) this Benefit ended just before that contract date.

Contract Data -The date of the new contract will be the date you ask for in your request. But it may not be more than 61 days after the date of your request. It may not be less than five years before the end of the term period for the Benefit. And it may not be may not be more than 31 days before we have your request at our Service Office.

Contract Specifications - The new contract will be in the same or equivalent rating class as this contract. The company will set the issue age and the premiums for the new contract in accord with its regular rules in use on the date of the new contract.

The new contract may call for annual premiums. If the company agrees, you will be able to have premiums fall due more often.

The contract may be any one of the following:

1.A Life Paid Up at Age 85 plan. In this case the new contract will be issued by The Prudential Insurance Company of America. Its face amount will be the amount you ask for in your request. But it cannot be less than $10,000 or more than 80% of the amount we would have paid under this Benefit ii the Insured had died just before the contract date of the new contract. (Since $10,000 is 80% of $12,500, the amount we would have paid must be at least $12,500 for this exchange to be possible.)
2.A contract like the one to which this Benefit is attached, if Pruco Life is regularly issuing such contracts at that time. Its face amount will be the amount you ask for in your request. But it cannot be less than $50,000 or more than 80% of the amount we would have paid under the Benefit if the Insured had died just before the contract date of the new contract. (Since $50,000 is 80% of $62,500, the amount we would have paid must be at least $62,500 for this exchange to be possible.)
3.A contract of life insurance of a kind regularly being issued by Pruco Life Insurance Company at that time for $25,000 or more. Its face amount will be the amount you ask for in your request. But it cannot be less than $25,000 or more than 80% of the amount we would have paid under the Benefit if the Insured had died just before the contract date of the new contract. (Since $25,000 is 80% of $31,250, the amount we would have paid must be at least $31,250 for this exchange to be possible.)

The new contract will not have Supplementary Benefits other than as we describe in this and in the next two paragraphs. If this contract has a benefit for paying scheduled premiums in the event of disability and the company would include a benefit for waiving or paying premiums in other contracts like the new contract, the company will put such a benefit in the new contract. The benefit, if any, in the new contract will be the same one, with the same provisions, that the company puts in other contracts like it on its contract date. In this paragraph, when we use the phrase other contracts like it, we mean contracts the company would regularly issue on the same plan and for the same rating class, amount, issue age and sex.

Such a benefit that would have been allowed under this contract, and that would otherwise be allowed under the new contract, will not be denied just because disability started before the contract date of the new contract. But any premium to be waived or paid for that disability under the new contract must be at the scheduled premium frequency that was in effect for this contract when the disability started.

No premium will be waived or paid for disability under the new contract unless it has such a benefit in the event of disability. This will be so even if scheduled premiums have been paid by us for disability under this contract.
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Changes -You may be able to have this Benefit changed to a new contract of life insurance other than in accord with the requirements for exchange that we state above. Or you may be able to exchange this Benefit for an increase in the amount of insurance under this contract. But any change may be made only if the company consents, and will be subject to conditions and charges that are then determined.

MISCELLANEOUS PROVISIONS

Benefit Premiums and Charges -We show the premiums for this Benefit in the Schedule of Premiums in the Contract Data pages. From each premium payment, we make the deductions shown under Schedule of Expense Charges from Premium Payments in these pages and the balance is the invested premium amount which is added to the contract fund.

The monthly charge for this Benefit is deducted on each monthly date from the contract fund. The amount of that charge is included in the Schedule of Monthly Deductions from the Contract Fund in the Contract Data pages.

Benefit premiums and monthly charges stop on the contract anniversary at the end of the term period for this Benefit.

Termination -This Benefit will end on the earliest of:

1.the end of the last day of grace if the contract is in default; it will not continue if a benefit takes effect under any contract value options provision that may be in the contract;
2.the end of the last day before the contract date of any other contract (a) for which the Benefit is exchanged, or (b) to which the Benefit is changed;
3.the date the contract is surrendered under its Cash Value Option, if it has one; and
4.the date the contract ends for any other reason. Further, if you ask us in writing, and we agree, we will cancel the Benefit as of the first monthly date on or after we receive your request. Contract premiums and monthly charges due then and later will be reduced accordingly.

This Supplementary Benefit rider
attached to this contract on the Contract Date

Pruco Life Insurance Company,
By: /s/ Isabelle L. Kirchner
             Secretary

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